INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (“Agreement”), made this 1st day of April, 2010, between ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), and WESTON CAPITAL ADVISORS, LLC, a Delaware Limited Liability Company (the “Adviser”).

W I T N E S S E T H :

WHEREAS, the Trust is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company consisting initially of one series, EntrepreneurShares Global Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Fund.

NOW, THEREFORE, the Trust and the Adviser do mutually promise and agree as follows:

1.      Employment.  The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund and to administer its business and administrative operations, subject to the direction of the Board of Trustees of the Trust (the “Board of Trustees”) and the officers of the Trust, for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2.      Authority of the Adviser.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.  However, one or more shareholders, officers, directors or employees of the Adviser may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Fund.

3.      Obligations of and Services to be Provided by the Adviser.  The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.       Management and Administrative Services.

(1)      The Adviser shall furnish to the Trust adequate office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research, asset allocation, portfolio manager selection and evaluation activities and otherwise managing and administering the business and operations of the Fund.

(2)      The Adviser shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 3(A)(1) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement.  The Adviser shall also compensate all officers and employees of the Trust who are officers or employees of the Adviser, its affiliated companies or sub-advisors.

B.      Investment Management Services.

(1)      The Adviser shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Trustees may issue to the Adviser, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund through sub-advisors.

(2)      The Adviser may delegate its investment responsibilities under sub-paragraph 3(B)(1) with respect to the Fund or segments thereof to one or more persons or companies (“Portfolio Manager[s]”) pursuant to an agreement between the Adviser, the Trust and each such Portfolio Manager (“Sub-Advisory Agreement”).  Each Sub-Advisory Agreement may provide that the Portfolio Manager, subject to the control and supervision of the Board of Trustees and the Adviser, shall have full investment discretion for the Fund and shall make all determinations with respect to the investment of the Fund’s assets assigned to the Portfolio Manager and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision.  Any delegation of duties pursuant to this paragraph shall comply with any applicable provisions of Section 15 of the Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission or similar relief.  Adviser shall not be responsible or liable for the investment merits of any decision by a Portfolio Manager to purchase, hold or sell a security for the Fund’s portfolio.

(3)      The Adviser shall develop overall investment programs and strategies for the Fund, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Trustees concerning the implementation of the programs.

(4)      The Adviser shall research and evaluate Portfolio Managers and shall advise the Board of Trustees of the Trust of the Portfolio Managers which the Adviser believes are best-suited to invest the assets of the Fund; shall monitor and evaluate the investment performance of each Portfolio Manager; shall determine the portion of the Fund’s assets to be managed by each Portfolio Manager; shall recommend changes or additions of Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers.

(5)      The Adviser shall be solely responsible for paying the fees of each Portfolio Manager.

(6)      The Adviser shall render to the Board of Trustees such periodic reports concerning the business and investments of the Fund as the Board of Trustees shall reasonably request.

C.      Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Adviser will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

D.      Provision of Personnel.

The Adviser shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

4.      Expenses.  The Adviser shall not be required to pay any expenses of the Fund except as provided herein; provided, however, that if the aggregate annual operating expenses, including the Adviser’s fee and the fees paid to the Fund’s Administrator but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and other costs incurred in connection with the purchase or sale of portfolio securities and extraordinary items, in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day of the year, which is the most restrictive percentage provided by the state laws of the various states in which the Fund’s shares are qualified for sale or, if the states in which the Fund’s shares are qualified for sale impose no such restrictions, 2.50%, then the Adviser’s fee shall be reduced as hereinafter provided.  The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, Trustees fees paid to those Trustees who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Fund’s Service and Distribution Plan, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

The Trust shall monitor the expense ratio of the Fund on a monthly basis.  If the accrued amount of the expenses of the Fund exceeds the expense limitation established herein, the Trust shall create an account receivable from the Adviser in the amount of such excess.  In such a situation the monthly payment of the Adviser’s fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Trust’s fiscal year if accrued expenses thereafter fall below the expense limitation.

5. Compensation of the Adviser.  For the services and facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Trust, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month.  The advisory fee shall be 1/12 of 1.25% of the average daily net assets of the Fund.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets on the business days during which it is so in effect.

6.  Ownership of Shares of the Fund.  The Adviser shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

7.  Exclusivity.  The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

8.  Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

9.  Brokerage Commissions.  The Adviser, subject to the control and direction of the Board of Trustees, and any Portfolio Managers, subject to the control and direction of the Board of Trustees and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed.  The Adviser or the Portfolio Managers may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), to the Adviser or the Portfolio Managers a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the Board of Trustees may reasonably request with respect to each Fund’s total brokerage and the manner in which that brokerage was allocated.

10.  Code of Ethics.  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption.  Upon the written request of the Trust, the Adviser shall permit the Trust to examine the reports required to be made by the Adviser pursuant to Rule 17j-1(c)(1).

11. Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

12. Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days’ written notice to the Trust.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, the Agreement shall remain in effect for an initial period of two years ending May 13, 2012, and thereafter shall remain in effect indefinitely, but only so long as the continuance after such initial period is specifically approved annually by (i) the Board of Trustees or by the vote of the majority of the outstanding voting securities of the Trust, as defined in the Act, and (ii) the Board of Trustees in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

WESTON CAPITAL ADVISORS, LLC
(the “Adviser”)

By: /s/ Joel Shulman,
Joel Shulman, Managing Director

ENTREPRENEURSHARES SERIES TRUST
(the “Trust”)

By: /s/ Joel Shulman
Joel Shulman, President

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